EXHIBIT 99.1

                    Triarc Companies, Inc.
                    1155 Perimeter Center West
                    Suite 1200
                    Atlanta, GA 30338

 For Immediate Release

CONTACT:         Anne A. Tarbell
(212) 451-3030
www.triarc.com

TRIARC SETS DATE FOR DISTRIBUTION OF DFR COMMON STOCK

ATLANTA (March 19, 2008) – As previously announced, Triarc Companies, Inc. (NYSE: TRY; TRY.B) said today, to complete its transition to a “pure play” restaurant company, it will distribute 9,835,010 shares of common stock (the “Deerfield Shares”) of Deerfield Capital Corp. (”DFR”) to holders of Triarc’s Class A Common Stock and Class B Common Stock through a special dividend.

The special dividend will be accomplished through a pro rata distribution of the Deerfield Shares to Triarc stockholders of record as of March 29, 2008.  Based on the number of Triarc shares currently outstanding, holders of Triarc’s Class A Common Stock and Triarc’s Class B Common Stock will receive approximately 0.106028 Deerfield Shares for each share of Class A Common Stock and/or Class B Common Stock held as of the record date.  The final distribution ratio will be set on the record date and will be calculated by dividing the Deerfield Shares by the total number of shares of Triarc’s Class A Common Stock and Class B Common Stock outstanding on March 29.  Stockholders will receive a pro rata cash distribution in lieu of receiving fractional shares.

The special dividend of the Deerfield Shares will be payable on April 4, 2008. Triarc stockholders will not be required to take any action to receive Deerfield Shares on the distribution date.  American Stock Transfer & Trust Company, Triarc’s transfer agent (tel. # 1-800-937-5449; info@amstock.com), is serving as the distribution agent for the special dividend.  DFR’s common stock is listed on the New York Stock Exchange under the symbol “DFR.”  The Deerfield Shares received by holders of Class A Common Stock and Class B Common Stock will be freely tradeable by such holders.

The distribution of the Deerfield Shares will generally be taxable to Class A Common Stock and Class B Common Stock holders for Federal income tax purposes.  Under applicable Federal income tax laws, the value for Federal income tax purposes of the distribution will be determined by the trading price of the Deerfield Shares on the date of distribution to Triarc’s stockholders.  Stockholders are advised to consult with their own tax advisors regarding the application of Federal, state, local and foreign tax laws to them with respect to this matter.

Triarc is a holding company and, through its subsidiaries, is currently the franchisor of the Arby's restaurant system which is comprised of approximately 3,700 restaurants, of which, as of December 30, 2007, 1,106 were owned and operated by our subsidiaries.

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Notes To Follow

NOTES TO PRESS RELEASE

There can be no assurance that any additional regular or special dividends will be declared or paid, or of the amount or timing of such dividends, if any.